                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into as of the 1st day of August, 1999 by and between TEAM COMMUNICATIONS GROUP, INC, a California company ("Company") and DREW S. LEVIN ("Executive"), in connection with Company's engagement of Executive's personal services as Chairman of the Board of Directors and Chief Executive Officer of Company.

        1.      EMPLOYMENT; DUTIES AND ACCEPTANCE:

                (a) Employment by Company.

                Company hereby engages Executive, and Executive hereby agrees to provide to Company, his full-time services as Chairman of the Board of Directors and Chief Executive Officer on the terms and conditions of this Agreement. In such capacity Executive will report to, and serve under the direction and subject to the control of Company's Board of Directors. Throughout the Term (as hereinafter defined) of this Agreement, Executive shall devote substantially all of his work time to the employment described hereunder; and Executive shall not engage in or participate in the operation or management of, or render any services to, any other business, enterprise or individual, directly or indirectly.

                (b) Acceptance of Employment by the Executive.

                The Executive accepts such employment and shall render the services described in Section 1.(a).

                (c) Location of Employment:

                Executive shall render his services at Company's offices in Los Angeles, California; provided, however, that Executive agrees to render his services at such other locations from time-to-time as the proper performance of Executive's duties may reasonably require. Notwithstanding the foregoing, Company's principal offices shall remain in Southern California and Executive need not relocate to render his duties hereunder.

        2.      TERM:

                The term of Executive's employment hereunder shall be for a period of five (5) years commencing as of August 1, 1999 and ending on July 31, 2004 (the "Term") unless sooner terminated pursuant to Section 7 hereof ("Termination Sections").

        3.      COMPENSATION AND BENEFITS:

                (a) Salary.

                During the Term, Executive shall receive a salary (the "Annual Salary") at the rate of five hundred fifty thousand Dollars ($550,000.00) per annum. Executive's Annual Salary shall be payable in equal installments on the Company's normally scheduled pay cycle. Such salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve
(12) month period.

                The Annual Salary will increase by four per cent (4%) annually, on the anniversary date of this agreement.

                (b) Bonus.

                        (i) Executive will receive a one time special bonus of $250,000 payable on January 2, 2000.

                        (ii) Beginning with the fiscal year for the period ending December 31, 1999 (the twelve month period commencing January 1 and ending December 31 hereinafter referred to as "Fiscal Year"), and continuing thereafter for each such full or partial Fiscal Year of the Term hereof, Executive shall receive a bonus in the sum calculated below based upon the "Net Pre-Tax Earnings" of the Company (the "Bonus"). For any Fiscal Year of the Company in which Net Pre-Tax Earnings are from one dollar ($1.00) up to, but not greater than, two million dollars ($2,000,000), Executive shall receive an amount equal to five percent (5%) of such Net Pre-Tax Earnings of the Company. For any Fiscal Year of the Company in which Net Pre-Tax Earnings of the Company are greater than two million dollars ($2,000,000) , Executive shall receive an amount equal to seven and one half percent (7.5%) of such Net Pre-Tax Earnings of the Company. For purposes hereof, the term "Net Pre-Tax Earnings" shall mean that amount as determined by the Company's outside accountant in accordance with generally accepted accounting principles and such amount shall specifically be determined after the calculation of the Annual Salary.

                        (iii) Executive's Bonus shall be paid to Executive on a quarterly basis, within thirty (30) days following the preparation and filing of the company's quarterly statements (10Q or equivalents) of Company's accounts for such relevant period. If such above described accounts are not finalized within 30 days following the end of any fiscal quarter, then Company shall within 30 days following the expiration of such 30 day period pay to Executive his Bonus for such fiscal quarter based upon the most complete information then available to Company at such date and any adjustment to such amount so paid shall be made as soon as practical after the accounts are completed and approved by Company.

                        (iv) Notwithstanding anything to the contrary contained above, the Bonus shall be calculated prior to, and without regard to, any other profit shares or bonus payable to other employees of the Company employed by Company for such same fiscal quarter.

                (c) The Company shall be further obligated to cause to be granted to Executive 250,000 options to purchase shares of the Companies common stock under the companies employee stock option plan as in effect as of the date of this agreement, such options to vest in full as of the date of this agreement. The Company will also issue 865,000 options to purchase shares of the

Companies common stock at the then current market price concurrently with the closing of the offering in Germany of the Company's common stock that Gontard & Metallbank is underwriting. Provided however that this grant is subject to reduction in the event that it exceeds the maximum number of options available under the plan. All such options will have a term of five (5) years.

                (d) Executive will receive on screen credit as Executive Producer in productions produced or co-produced by the Company, or its affiliates on which Executive renders such or similar services.

        4.      PARTICIPATION IN EXECUTIVE BENEFIT PLANS;

                (a) Fringe Benefits.

                Executive shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, and disability plans, to the extent that Executive is eligible under the provisions of such plans, and in any other plans and benefits, if any, generally maintained by Company for executives of the stature and rank of Executive during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits"); provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits.

                (b) Vacation.

                Executive shall accrue, in addition to sick days and days in which Company is closed, paid vacation days at the rate of one and two thirds (12/3) days per month up to a maximum of twenty (20) work days (four [4] work weeks). Under no circumstances can Executive accrue more vacation than twenty
(20) work days (the "Ceiling"). Thus, once the maximum amount of paid vacation time is accrued or earned, no further vacation time is accrued or earned until after vacation is taken and the amount of Executive's accrued vacation time goes below the Ceiling as stated above. At that point, Executive will start to accrue vacation time again until Executive reaches the Ceiling.

Subject to the requirements of Executive's office, Executive shall be entitled to annual vacation in accordance with the vacation policy of Company.

                (c) Expenses.

                        (i) Company will reimburse Executive for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to receipt of reasonable and appropriate documentation by Company. Guidelines for reasonable and normal expenses will be determined by the compensation committee of the board of directors.

                        (ii) Company shall pay all business related operating expenses of Executive's automobile, pursuant to Company policy, and shall further provide Executive with a monthly automobile allowance of $1500.00.

        5.      CERTAIN COVENANTS OF EXECUTIVE:

                Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

                (a) Non-Compete.

                Provided that Company is at all times relevant hereto, carrying on the Business of the Company (as defined below), Executive agrees that during the Term of this Agreement and for an additional period of one (1) year after the Term hereof, Executive shall not within the United States directly or indirectly, in any form, capacity or manner, participate in activities which are competitive with the Business of the Company (as defined below), or of those divisions, subsidiaries and affiliated companies of Company (each of which, including Company, is referred to as a "Protected Company") or have a direct monetary interest in or invest capital in any competitive company of Company, whether such interest be by way of (i) ownership, (ii) stock interest, (iii) financing, (iv) lending arrangements, or (v) in any other form or of any other nature. Upon the execution of this Agreement and during the Term hereof, Executive shall disclose to Company any stock owned by him and his family in any company competitive with a Protected Company; provided, however, Executive shall not be prohibited from investing in any competitive company, as aforesaid, the stock of which is publicly traded so long as his and his family's ownership collectively is nominal and for investment purposes only. For purposes hereof, the term "Business of the Company" shall mean television production and distribution. Notwithstanding the foregoing, in the event that a court of competent jurisdiction determines that the foregoing restriction is invalid, Executive hereby agrees to indemnify and hold Company harmless from any and all damages, liabilities, costs, losses and expenses (including legal costs and reasonable attorneys' fees) arising out of or connected with any claim, demand or action which is based upon a breach by Executive of the foregoing restriction. This section shall not be operative in the event that Executive is terminated by the Company without cause.

                (b) Confidential Information.

                Executive agrees that, neither during the Term nor at any time thereafter shall the Executive (i) disclose to any person, firm, or corporation not employed by any Protected Company or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, "know-how" trade secrets, details of supplier's, manufacturer's, distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5.(b) by or on behalf of the Executive).

                (c) Property of Company.

                Any interest in trademarks, service marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the Business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with Company or at any other time on request.

                (d) Executive will not, for a period of one (1) year after the Term hereof, induce any person who is an executive, officer or agent of the Company, to terminate their relationship with the Company.

        6.      OTHER PROVISIONS;

                (a) Rights and Remedies Upon Breach.

                If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5. hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                (b) Accounting.

                The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company.

                (c) Severability of Covenants.

                If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                (d) Blue-Pencilling.

                If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

                (e) Enforceability in Jurisdictions.

                The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company's right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                (f) Executive agrees and understands that the remedy at law for any breach by Executive of the provisions of Paragraph 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's breach of any provision of Paragraph 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of Paragraph 5 hereof which may be available to the Company.

        7.      TERMINATION:

                (a) Termination Upon Death or Disability.

                If during the Term, Executive should (i) die or (ii) Executive becomes so physically or mentally disabled whether totally or partially, that Executive is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any period of twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by written notice to Executive, terminate Executive's employment hereunder. Executive agrees to submit to reasonable medical examinations upon the request of Company. The existence of Executive's disability for the purposes of this Agreement shall be determined by a reputable physician selected by Company who is experienced in the relevant field of medicine. If Executive's services are terminated, as aforesaid, Executive or the designated beneficiary of Executive, shall be entitled to receive Executive's base salary, accrued share of the Bonus for that Fiscal Year and unused vacation (hereinafter collectively referred to as "Fringe Benefits"), if any, earned through the date of Executive's termination and continuing thereafter for an additional period of one year.

                (b) Termination for Cause.

                Company may terminate this Agreement and Executive's employment hereunder, without any further obligation to Executive after the date of termination (except as expressly provided herein) for "cause" which includes, and shall be limited to, any of the following; (i) a material breach of this Agreement by Executive; (ii) the failure of Executive to perform services and duties exclusively for Company (excluding any passive income or unrelated activities); (iii) a material failure by Executive to comply with any material rule or regulation of Company reasonably related to his employment (which rule or regulation has been previously disclosed in writing to Employer); (iv) Executive's willful insubordination; or (v) Executive's commission of a felony. Any termination of Executive's services hereunder shall be effected by notice in writing stating the reason therefor, which notice shall be given to Executive as provided in Paragraph 11 hereof. To the extent practicable, Executive shall have the opportunity to cure any breach within forty five (45) days after receiving written notice thereof from Company. The foregoing cure provision will not be applicable to conduct which had previously been the subject of such notification. In the event Executive is terminated for "cause", Company's obligations to Executive shall be limited to the payment to Executive of the base salary through such effective date of termination, Executive's accrued share of the Bonus for that Fiscal Year and all of Executive's Fringe Benefits.

                (c) Termination Without Cause.

                If the Company terminates this Agreement without cause by written notice to the Executive:

                        (i) Executive shall be entitled to receive from the Company within seven (7) days from the effective date specified in the Company's notice of termination, a lump sum payment equal to the Annual Salary, unpaid vacation pay, unreimbursed business expenses, and any other monies payable to the Executive under any employee benefit plan, in each case earned through the date of the Executive's termination, and;

                        (ii) Executive shall have the right to obtain a transfer of any life insurance policy existing for the benefit of Executive from and after the effective date specified in the Company's notice of termination through the last day of the Term, and

                        (iii) Executive will be paid, as due and scheduled under this Agreement, as if Executive had not been terminated, one hundred twenty per cent (120%) of the balance of the Annual Salary payable through the end of the then current term.

                (d) No Duty to Mitigate.

                In the event that Executive's services to Company are terminated for any reason other than as provided in Paragraph 7(b) above prior to the completion of the Term hereof, or in the event that Executive terminates this Agreement based upon the Company's material failure to perform its obligations hereunder, Executive shall have no duty, either express or implied, to mitigate any damages hereunder and the Company shall remain liable for all compensation (whether salary, bonus or other benefits) provided for under the terms of this Agreement. Any compensation earned by Executive in any capacity after the date of such termination shall not reduce or mitigate the amounts payable by the Company hereunder. Nothing herein shall be deemed to imply that the Company has the right to terminate Executive's services without cause.

                (e) Designation of Beneficiary.

                The parties hereto agree that the Executive shall designate, by written notice to the Company, a beneficiary to receive the payments described in Section 7. in the event of his death and the designation of any such beneficiary may be changed by the Executive from time to time by written notice to the Company. In the event the Executive fails to designate a beneficiary as herein provided, any payments which are to be made to the Executive's designated beneficiary under Section 7. shall be made to the Executive's widow, if any, during her lifetime. If the Executive has no designees or widow, such payments shall be paid to the Executive's estate.

        8.      EXECUTIVE'S REPRESENTATIONS AND WARRANTIES:

                (a) Right to Enter Into Agreement.

                Executive has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to Company herein.

                (b) Breach Under Other Agreement or Arrangement.

                Neither the execution and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

        9.      USE OF NAME:

                Company shall have the right during the Term hereof to use Executive's name, biography and approved likenesses in connection with Company's business, including advertising their products and services; and Company may grant such rights to others, but not for use as a direct endorsement.

        10.     ARBITRATION:

                (a) Jurisdiction.

                Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Executive's employment or of this Agreement or its construction or its validity or enforcement, or as to the arbitrator's jurisdiction, or as to the arbitrability of any such dispute, shall be submitted to final and binding arbitration in Los Angeles, California by and pursuant to the Labor Arbitration Rules of the American Arbitration

Association with discovery proceedings pursuant to Section 1283.05 of the California Code of Civil Procedure. The arbitrator shall be entitled to award any relief which might be available at law or in equity, including that of a provisional, permanent or injunctive nature. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys' fees incurred in connection therewith.

        11.     NOTICES:

                (a) Delivery.

                Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed, two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

                       (i)   If to Executive, to his address at:
                             Drew S. Levin
                             16715 Monte Alto Place
                             Pacific Palisades CA 90272

                      (ii)   If to Company, to its address at:
                             TEAM Communications Group, Inc.
                             12300 Wilshire Boulevard Suite 400
                             Los Angeles CA 90025

                (b) Change of Address.

                Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 11.

        12.     COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

                This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by Company and supersedes all existing agreements between them concerning Executive's employment. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

        13.     GOVERNING LAW:

                This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements entered into and performed entirely within such State.

        14.     HEADINGS:

                The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

        WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

                                            TEAM COMMUNICATIONS GROUP, INC.



                                            By: /s/ JONATHAN D. SHAPIRO
                                               ---------------------------------
                                                    Jonathan D. Shapiro


Agreed to and Accepted:




/s/ DREW S. LEVIN
------------------------
Drew S. Levin

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment (this "Amendment") is entered into as of October 29,1 999, by and between TEAM COMMUNICATIONS GROUP, INC, a California company ("Company") and DREW S.
LEVIN ("Executive").

                                 R E C I T A L S

         A. The Company and Executive entered into a five (5) year employment agreement, dated as of August 1, 1999, for Executive's employment by the Company as it's Chief Executive Officer and the Chairman of it's Board of Directors (the "Employment Agreement").

         B. The Company and Executive desire to amend the Employment Agreement as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Amendment of Section 3 (b) (i). Section 3 (b) (i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

                  "3.      COMPENSATION AND BENEFITS:

                           (b)      Bonus.

                                    (i) Executive will receive a one time
                           special bonus of $250,000, $150,000 of which is payable on January 2, 2000, and $100,000 of which payable, at Executive's option, anytime after October 29, 1999.

         2. Addition of Section 15. The following section is added to the Employment Agreement as Section 15, entitled "Repayment of Loans from Company."

                  "15.     Repayment of Loans from Company:

                           Executive agrees to repay the loans the Company has
made to him with the first to occur of the his receipt of the proceeds of the German offering or the remainder of his January 2, 2000 bonus.

         3. Full Force and Effect. Except as expressly amended hereby, all other terms and conditions of the Employment Agreement shall remain unmodified and in full force and effect.

         4. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and that all of which taken together shall constitute one and the same instrument, respectively.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.



                                            TEAM COMMUNICATIONS GROUP, INC.



                                            By: /s/ DREW S. LEVIN
                                               --------------------------------


Agreed to and Accepted:


/s/ DREW S. LEVIN
------------------------
Drew S. Levin







                                        2